Exhibit 99

November 1, 2012

Dear Shareholder:

Our board of directors declared $.03 per share dividend payable November 1, 2012. Unless you have direct deposit, your dividend is enclosed.

Through the third quarter of 2012, we earned $3,613,000. This was a nice improvement over the same period during 2011, when we earned $2,469,000. This is a $1,144,000 or 46% increase in profit. The improvement continues to be largely due to our ability to reduce the amount added to the reserve for loan losses. The amount that we placed into the reserve for the year-to-date in 2012 was $5,565,000, compared to $7,700,000 for the same period last year. The after-tax impact of this reduction is approximately $1,409,000.

Our interest margin, as reported in the most recent (June, 2012) Uniform Bank Performance Reporting, remains a strong 4.07%, compared to our peers’ margin of 3.71%. As of December, 2011 our margin was 4.10%, and our peers’ was 3.77%. Information published by the Federal Reserve indicates that it believes there will be little upward movement in rates until mid-2015. When this low rate environment is coupled with growing competition for lending opportunities, we must expect future pressure on margin throughout the banking industry. Given our strong margin, we are in a better position than most to absorb the impact of downward rate pressures.

At the end of September 2012, our total loan balances were $803,000,000. This is a nice increase from $785,000,000 at year end 2011. During the months of July, August, and September, we were very pleased to have booked new and renewed loans at the rate of approximately $30,000,000 to $35,000,000 a month. Our commercial lenders are working very hard to bring in new relationships and to leverage their existing customer relationships to generate additional loans. While the loan market is very competitive, we will not lower our lending standards simply to add dollars. We also want to avoid exposing the company to interest rate risk by keeping longer term consumer mortgages on our books at the current rates. With 30-year mortgage rates at approximately 3.5%, we are selling these mortgages into the secondary market. By selling new mortgages during 2012, we have earned over $450,000 in loan fees, and we still receive a quarter of a percent each month for servicing the loans.

At the end of September, we did see some slowing in loan demand. Our commercial loan backlog of approximately $35,000,000 at the end of June dropped to approximately $31,000,000 at the end of September. Residential mortgage business has also slowed a bit, with 20% of our approved, pending loans to finance home purchases and 80% for refinancing existing mortgages. Some of the slowing is seasonal, and some of it may be due to businesses and consumers waiting for election results.

Deposits continue to grow. Our total deposits on September 30, 2012 were $915,000,000, compared to $901,000,000 on December 31, 2011. With the recent ups and downs in the market and uncertain economic prospects, many businesses and consumers continue to hold cash.

As noted in the last letter, we remain optimistic. We know that, in this competitive environment, customers have options. Our goal is to be the bank of choice. As I have stated before, throughout the last four years we have taken steps to strength this company both to survive the economic downturn and to position ourselves for the future. As economic growth takes place in our markets, we want to take advantage as much as we prudently can. A reputation for taking care of our customers helps us to do this, and this approach has resulted in the year-to-date net loan growth of approximately 2.3%. While 2.3% loan growth doesn’t compare to what we enjoyed in the 1990’s, statistics from our investment banking advisor, Keefe, Bruyette, and Woods, indicate that overall loan growth in Ohio is approximately 0% to 1%. We have been successful in getting more than our share.

At the end of September, our Wealth Management department’s assets under management reached a new high. It was managing over $389,000,000 for our customers. Our Wealth Management department, which recently achieved GIPS certification, is large enough to provide a very high level of service and performance while small enough to provide personalized, one on one attention. I would again encourage you to call our Senior Vice President George Steinemann at 419-627-4530 for any of your wealth management needs.

Finally, we have been included in two recent on-line financial articles. In Forbes.com the article was titled “This Stock Has a 2.09% Yield, Sells for Less Than Book, and Insiders Have Been Buying”. The second article was in Seeking Alpha and was titled “Top 5 Stocks With Insider Buys Filed On September 21 To Consider”. They were both positive and acknowledged the support and confidence of our board and management through their stock purchases. You should be able to access these online.

As always, if you have any questions, I welcome calls.

Very truly yours,

James O. Miller

President & C.E.O.

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and First Citizens Banc Corp assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.